As filed with the Securities and Exchange Commission on January 10, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MERISTAR HOSPITALITY CORPORATION

(Exact name of Registrant as specified in its charter)

Maryland	75-2648842
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

MeriStar Hospitality Corporation

4501 N. Fairfax Drive

Arlington, VA 22203

703-812-7200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

MeriStar Hospitality Corporation Nonqualified Deferred Compensation Plan

(Full title of the plan)

Jerome J. Kraisinger, Esq.

Executive Vice President, General Counsel and Secretary

MeriStar Hospitality Corporation

4501 N. Fairfax Drive

Arlington, VA 22203

703-812-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPY TO:

Richard S. Borisoff, Esq.

Lawrence G. Wee, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019–6064

(212) 373-3000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations (1)	$5,000,000	100%	$5,000,000	$589
Common Stock, par value $0.01 per share	2,000,000 shares (2)	$8.22 (3)	$16,440,000	$1,935
Total			$21,440,000	$2,524

(1)	The Deferred Compensation Obligations are unsecured obligations of MeriStar Hospitality Corporation to pay deferred compensation in the future in accordance with the terms of the MeriStar Hospitality Corporation Nonqualified Deferred Compensation Plan (the “Plan”).

(2)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover any additional securities to be offered or issued as a result of stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933. The proposed maximum offering price per share was determined by averaging the high and low prices of the common stock, par value $0.01 per share, of MeriStar Hospitality Corporation as reported on the New York Stock Exchange composite tape on January 3, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933. Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Those documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, which have been filed by MeriStar Hospitality Corporation (the “Company”) with the Securities and Exchange Commission (File No. 001-11903) under the Securities Exchange Act of 1234 (the “Exchange Act”), are incorporated by reference into this Registration Statement:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

•	the Company’s Current Reports on Form 8-K, filed on January 5, 2005 and April 27, April 29, August 10, August 20, December 6 and December 20, 2004; and

•	the description of the Company’s common stock, par value $0.01 per share (the “Common Stock”) contained in the Registration Statement on Form 8-A filed on July 5, 1996, filed pursuant to Section 12 of the Exchange Act.

In addition, all reports and documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Under the MeriStar Hospitality Corporation Nonqualified Deferred Compensation Plan (the “Plan”), the Company will provide eligible managerial employees and members of its Board of Directors

(“Participants”) the opportunity to enter into agreements for the deferral of a specified dollar amount or percentage of their base salary, director retainer, meeting fees and/or bonus payments.

In addition, select Participants who hold certain equity interests in the Company’s Common Stock are given the opportunity to defer under the Plan the gain inherent in such equity interests. That is, Participants who are selected by the Company and who hold unvested restricted Common Stock, as awarded under the Company’s Incentive Compensation Plan (“ICP”), are given the opportunity to enter into agreements to forego their right to receive certain Common Stock that otherwise would be freely available to them upon vesting of such restricted Common Stock, in return for credits to their Plan account which have the equivalent value of the foregone Common Stock and which shall be deemed as invested in Common Stock.

Finally, the Company (i) will credit certain eligible Participants with an additional amount to the extent that the Participant did not receive the maximum employer matching contributions under the Company’s 401(k) Plan, and/or (ii) may, at its discretion, credit a Participant with an additional amount representing an employer discretionary contribution.

The above-described obligations of the Company under the Plan (the “Obligations”) will be unsecured general obligations of the Company to pay the deferred compensation and/or additional amounts in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company, from time to time outstanding. The amount of compensation, bonus award, restricted Common Stock and/or additional amounts to be deferred by each Participant or to be awarded by the Company, as the case may be, will be determined in accordance with the Plan based on elections by each Participant or, in the case of such additional amounts, by the Company.

Participants may choose to have deferred amounts credited with earnings or losses based on the performance of certain specified securities or mutual funds made available for earnings or loss measurement (the “Diversified Fund”) or based upon the performance of Common Stock (the “Common Stock Fund”). Only the Diversified Fund is eligible for election with respect to any income or bonus deferrals or additional amounts contributed by the Company, while only the Common Stock Fund is eligible for election with respect to deferrals of restricted Common Stock. Participant accounts will be credited with earnings, gains and losses as if the deferred amounts were actually invested in accordance with the Participant’s investment elections, although the actual assets held under the Plan for the purposes of eventually paying Plan benefits are not required to be so invested.

A Participant’s vested account will be payable upon the date on which the Participant incurs a separation from service for any reason. Alternatively, vested accounts will be payable in accordance with the Participant’s election on in-service fixed dates no earlier than January 1 of the third calendar year after the amounts are deferred. If the Participant incurs a separation from service prior to the date on which an in-service distribution would otherwise be made or commence, the election will be null and void to the extent permitted under applicable law. A Participant may generally elect to receive distributions under the Plan on account of employment/Board membership termination in the form of a single lump sum or, if so elected by the Participant at least twelve months prior to the distribution date, in five (5), ten (10) or fifteen (15) substantially equal annual installments, but the Company’s prior consent is required in order for the Participant to receive installment distributions. Vested amounts deemed invested in the Common Stock Fund will be distributed in Common Stock. Vested amounts deemed invested in the Diversified Fund will be distributed in cash or in kind, as permitted by the Company.

A Participant who suffers a severe financial hardship may also request that the Company’s Board (or duly designated committee responsible for administering the Plan) grant a hardship withdrawal.

Any compensation deferrals (whether salary, retainer, meeting fee or bonus) made to the Plan will be 100% vested at all times. Any equity conversion contributions credited to the Plan will be vested on the date that the restricted Common Stock otherwise would have been vested under the ICP. In addition, any “make-whole” matching contributions made to the plan will vest pursuant to the same vesting schedule applicable to matching contributions in the Company’s 401(k) Plan. Finally, any employer contributions made to the Plan will vest at the discretion of the Company’s Board of Directors.

Upon the occurrence of a change in control (as defined in the Plan), a Participant shall automatically vest in his or her account balance attributable to equity conversion contributions with respect to restricted stock, if such restricted stock otherwise would have vested under the ICP.

There is no trading market for the Obligations. The Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a Participant or his or her beneficiary(ies), will be null and void. Except for distributions from the Plan in the form of the Common Stock, the Obligations are not convertible into any other security of the Company. No trustee has been appointed to take action with respect to the Obligations and each Participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations. The Company has established a grantor, or “rabbi”, trust to serve as a source of funds from which it can satisfy the obligations. Participants in the Plan will have no rights to any assets held by a rabbi trust, except as general creditors of the Company. Assets of any rabbi trust will upon a bankruptcy or insolvency of the Participants’ respective participating employers be subject to the claims of the employer’s general creditors.

In addition to the deferred compensation plan participation interests represented by the Obligations which are being registered on this Form S-8, this Form S-8 also registers the Common Stock distributable under the Plan in accordance with the above Plan provisions. The description of the Company’s Common Stock has been incorporated by reference in Item 3, above.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our Charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law. Our Charter obligates us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding whether or not by or in the right of our Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of our Company, or is or was serving at the request of our Company as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise. Our Charter also permits us to indemnify and advance expenses to any person who served a predecessor of our Company in any of the capacities described above and to any employee or agent of our Company or a predecessor of our Company. The Maryland General Corporation Law requires a Maryland corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any Maryland proceeding to which he is made a party by reason of his service in that capacity. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the Maryland General Corporation Law requires us, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met. We have purchased director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibits
4.1	MeriStar Hospitality Corporation Nonqualified Deferred Compensation Plan.

5.1	Opinion of Venable LLP, counsel to the Company, regarding the legality of certain securities being registered.

5.2	Opinion of Smith & Downey, P.A. as to compliance with the requirements of ERISA.

23.1	Consent of KPMG LLP.

23.2	Consent of Venable LLP (included in Exhibit 5.1).

23.3	Consent of Smith & Downey, P.A. (included in Exhibit 5.2).

24.1	Power of Attorney (included on signature page).

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the registrant’s Certificate of Incorporation or by-laws, by contract, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, Commonwealth of Virginia, on January 10, 2005.

MERISTAR HOSPITALITY CORPORATION

By:	/s/ Jerome J. Kraisinger
	Name:	Jerome J. Kraisinger, Esq.
	Title:	Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

The officers and directors of MeriStar Hospitality Corporation whose signatures appear below hereby constitute and appoint Paul W. Whetsell and Jerome J. Kraisinger and each of them (with full power to each of them to act alone), their true and lawful attorneys-in-fact, with full powers of substitution and resubstitution, to sign and execute on behalf of the undersigned any and all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below on January 10, 2005 by the following persons in the capacities indicated.

Signature	Titles

/s/ Paul W. Whetsell Paul W. Whetsell	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

/s/ Bruce G. Wiles Bruce G. Wiles	President, Chief Operating Officer and Director

/s/ Donald D. Olinger Donald D. Olinger	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Brendan J. Keating Brendan J. Keating	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ J. Taylor Crandall J. Taylor Crandall	Director

/s/ James F. Dannhauser James F. Dannhauser	Director

/s/ William S. Janes William S. Janes	Director

/s/ Paul J. Klaassen Paul J. Klaassen	Director

/s/ H. Cabot Lodge III H. Cabot Lodge III	Director

/s/ D. Ellen Shuman D. Ellen Shuman	Director

/s/ James R. Worms James R. Worms	Director